EXHIBIT 10.1

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”), dated and effective as of April 7, 2022 (the “Effective Date”), is made by and among COHERUS BIOSCIENCES, INC., a Delaware corporation (as “Borrower” and a Credit Party), BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (as a “Lender”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (as a “Lender”).

Recitals

A.Collateral Agent, Lenders, Borrower and the other Credit Parties thereunder have entered into that certain Loan Agreement, dated as of January 4, 2022 (the “Loan Agreement”).

B.Collateral Agent and Lenders have determined that the Loan Agreement contains patent errors.

C.In accordance with Section 11.5 of the Loan Agreement, Borrower (acting for its own behalf and on behalf of the other Credit Parties), Collateral Agent and Lenders desire to amend the Loan Agreement to correct such errors on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.  The rules of interpretation set forth in the first paragraph of Section 13.1 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.
2.Amendments to Loan Agreement.
a.The Loan Agreement shall be amended by deleting in its entirety the definition of Indebtedness in Section 13.1 of the Loan Agreement and replacing it as follows:

““Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business which are not more than one hundred and eighty (180) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by

EXHIBIT 10.1

employees and individual independent contractors in the ordinary course of business which are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (iii) liabilities associated with customer prepayments and deposits, and (iv) prepaid or deferred revenue arising in the ordinary course of business), including (A) any obligation or liability to pay deferred purchase price or other similar deferred consideration for such assets, properties, services or rights where such deferred purchase price or consideration becomes due and payable solely upon the passage of time, and (B) any obligation described in clause (b) of the definition of “Contingent Obligation” that is due and payable (or that becomes due and payable) solely with the passage of time (and not upon the occurrence of an event or the performance of an act); (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) Disqualified Equity Interests; (i) all indebtedness referred to in clauses (a) through (g) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons; and (i) all Contingent Obligations of such Person described in clause (a) of the definition thereof.”

b.The Loan Agreement shall be amended by deleting in its entirety the definition of LIBOR Rate in Section 13.1 of the Loan Agreement and replacing it as follows:

““LIBOR Rate” means, as of any Interest Rate Determination Date (and for the Interest Period that follows such Interest Rate Determination Date), the rate per annum equal to the greater of (a) USD LIBOR as published on the applicable Bloomberg LIBOR page administered by the ICE Benchmark Administration for Dollars for a period equal in length to three (3) months to such Interest Period (or, in the event such rate does not appear on such page or screen, on any successor or substitute page on such screen that displays such rate, the rate per annum equal to the rate determined by the Collateral Agent to be the average of the rates per annum at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Term Loans with a term equivalent to such Interest Period would be offered by three (3) major banks in the London interbank Eurodollar market at their request, determined as of approximately 11:00 a.m., London time, on such Interest Rate Determination Date), and (b) 1.00% per annum.  Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.3(e), in the event that a Benchmark Replacement with respect to the LIBOR Rate is implemented, then all references herein to LIBOR Rate shall be deemed references to such Benchmark Replacement.”

c.The Loan Agreement shall be amended by deleting in its entirety the definition of Term Loan and Term Loans in Section 13.1 of the Loan Agreement and replacing it as follows:

EXHIBIT 10.1

““Term Loan” means each of the Tranche A Loan, the Tranche B Loan, the Tranche C Note and the Tranche D Note, as applicable, and “Term Loans” means, collectively, the Tranche A Loan, the Tranche B Loan, the Tranche C Loan and the Tranche D Loan.’

d.The Loan Agreement shall be amended by deleting in its entirety the definition of Term Loan Commitment and Term Loan Commitments in Section 13.1 of the Loan Agreement and replacing it as follows:

““Term Loan Commitment” mean each of the Tranche A Loan Commitment, the Tranche B Loan Commitment, the Tranche C Loan Commitment and the Tranche D Loan Commitment, as applicable, and “Term Loan Commitments” means, collectively, the Tranche A Loan Commitment, the Tranche B Loan Commitment, the Tranche C Loan Commitment and the Tranche D Loan Commitment.”

e.The Loan Agreement shall be amended by deleting in its entirety the definition of Term Loan Note in Section 13.1 of the Loan Agreement and replacing it as follows:

““Term Loan Note” means the Tranche A Note, the Tranche B Note, the Tranche C Note or the Tranche D Note (as applicable), or any combination thereof, as the context dictates.”

f.The Loan Agreement shall be amended by deleting in its entirety the Collateral Agent’s notice details in Section 9 of the Loan Agreement and replacing it as follows:

“BioPharma Credit PLC

c/o Beaufort House

51 New North Road

Exeter EX4 4EP

United Kingdom

Attn:  Company Secretary

Tel:  [***]

Fax:  [***]

Email:  [***]

g.The Loan Agreement shall be amended by deleting in its entirety the facsimile number for BioPharma Limited Partnership in Exhibit D of the Loan Agreement and replacing it as follows:

“Fax:  [***]”

3.Representations and Warranties; Reaffirmation; Covenant to Deliver.
a.Borrower hereby represents and warrants to each Lender and the Collateral Agent as follows:
i.	Borrower has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.
ii.	This Amendment has been duly executed and delivered by Borrower and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws

EXHIBIT 10.1

relating to or limiting creditors’ rights generally or by general principles of equity.
iii.	The execution, delivery and performance by Borrower of this Amendment have been duly authorized and do not and will not: (A) contravene the terms of such Person’s Operating Documents; (B) violate any Requirements of Law, except to the extent that such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (C) conflict with or result in any breach or contravention of, or require any payment to be made under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the assets or properties of such Person or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Person or any of its properties or assets are subject, except to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (D) require any Governmental Approval, or other action by, or notice to, or filing with, any Governmental Authority (except such Governmental Approvals or other actions, notices and filings which have been duly obtained, taken, given or made on or before the Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (E) require any approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority, including such Person’s stockholders, members or partners, (except such approvals, consents, exemptions, authorizations, actions, notices and filings which have been or will be duly obtained, taken, given or made on or before the Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or (F) constitute a material breach of or a material default under (which such default has not been cured or waived) or an event of default (or the equivalent thereof, however described) under, or could reasonably be expected to give rise to the cancellation, termination or invalidation of or the acceleration of such Person’s or any Subsidiary’s obligations under, any Material Contract.
b.Borrower hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein.  By executing this Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.
4.References to and Effect on Loan Agreement.  Except as specifically set forth herein, this Amendment shall not modify or in any way affect any of the provisions of the Loan Agreement, which shall remain in full force and effect and is hereby ratified and confirmed in all respects.  On and after the Effective Date, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Loan Agreement as amended by this Amendment.
5.Successors and Assigns.  This Amendment binds and is for the benefit of Borrower, the

EXHIBIT 10.1

other Credit Parties, Lenders and Collateral Agent and each of their respective successors and permitted assigns.
6.Governing Law; Venue; Jury Trial Waiver.    This Amendment shall be construed in accordance with and governed by the law of the State of New York.  The provisions of Section 10 (Choice of law, Venue and Jury Trial Waiver Etc.) of the Loan Agreement shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to this Amendment.
7.Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment.  Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

EXHIBIT 10.1

IN WITNESS WHEREOF, the undersigned hereto have caused this Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.

COHERUS BIOSCIENCES, INC.,
as Borrower and a Credit Party on its own behalf and on behalf of each other Credit Party

By____/s/ Dennis M. Lanfear______________________

Name: Dennis M. Lanfear

Title: Chief Executive Officer

BIOPHARMA CREDIT PLC,
as Collateral Agent

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By_____/s/ Pedro Gonzalez de Cosio_______________
Name: Pedro Gonzalez de Cosio

Title: Managing Member

BPCR LIMITED PARTNERSHIP,

as a Lender

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By_____ /s/ Pedro Gonzalez de Cosio_______________
Name: Pedro Gonzalez de Cosio
Title: Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,
as Lender

By:BioPharma Credit Investments V GP LLC,

its general partner

By: Pharmakon Advisors, LP,

its Investment Manager

By____/s/ Pedro Gonzalez de Cosio________________

Name: Pedro Gonzalez de Cosio

Title: CEO and Managing Member

US-DOCS\131166251.5